UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 1, 2014 (September 25, 2014)
Date of Report (Date of earliest event reported)

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1750 Elm Street, Manchester, NH 03104
(Address of principal executive offices)          (Zip Code)

(603) 935-9799
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)      On September 25, 2014, the Board of Directors of the Company voted to expand the size of the Board from 7 to 8 directors and appointed Jan Brinkman and Alan M. Hoberman as directors to fill the vacancy created by the expansion of the Board and a vacancy previously created by the resignation of a director.

Jan Brinkman, M.D., Ph.D. has served as a member of the Biotechnology Business Strategies Committee with ABN-Amro Bank N.V. in London, New York and Hong Kong, reconciling global regulatory affairs. More recently, he has focused his financial expertise in biotech, becoming ABM-Amro’s liaison to Motorola Biochip, Harvard Medical, Merck, Serono, Teva, Bayer, Philips, Siemens, M.I.T. and the Mayo Foundation. He is also an advisor to the Mayo Foundation Comprehensive Cancer Program. Dr. Brinkman holds an M.D. degree from the Erasmus University of Rotterdam, the Netherlands, an MBA in international finance from INSEAD/ABNAmro, France/the Netherlands and a Ph.D. in mathematical physics from the University of Florence, Italy.

Alan M. Hoberman, Ph.D. is President and CEO of Argus International, Inc., overseeing a staff of scientists and other professionals who provide consulting services for industry, government agencies, law firms and other organizations both in the U.S. and internationally. Between 1991 and 2013 he held a series of positions of increasing responsibility at Charles River Laboratories Preclinical Services (formerly Argus Research Laboratories, Inc.), most recently as Executive Director of Site Operations and Toxicology. He currently works with that organization to design, supervise and evaluate reproductive and developmental toxicity, neurotoxicity, inhalation and photobiology studies. Dr. Hoberman holds a Ph.D. in toxicology from Pacific Western University, an M.S. in interdisciplinary toxicology from the University of Arkansas and a B.S. in biology from Drexel University.

A press release announcing the appointments of Dr. Brinkman and Dr. Hoberman as directors is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

99.1           Press Release dated October 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date: October 1, 2014	By:	/s/ David Platt, Ph.D.
David Platt
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 1, 2014